QEP RESOURCES, INC.

DEFERRED COMPENSATION WRAP PLAN

incorporating the:

Deferred Compensation Program
401(k) Supplemental Program

QEP RESOURCES, INC.
DEFERRED COMPENSATION WRAP PLAN

ARTICLE 1
INTRODUCTION

1.1    Purpose. QEP Resources, Inc. hereby amends this QEP Resources, Inc. Deferred Compensation Wrap Plan (the “Plan” or “Wrap Plan”). This Plan was created in order to provide specified benefits to a select group of management and highly compensated employees and to allow such employees to defer the receipt of compensation. The Plan consists of a common Deferred Compensation Wrap Plan containing definitions and other operative provisions and two separate component Programs - the Deferred Compensation Program and the 401(k) Supplemental Program.

1.2    Status of Plan. This Plan and its component Programs are intended to constitute two unfunded, nonqualified deferred compensation arrangements for the purpose of providing deferred compensation to “a select group of management or highly-compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan and its component Programs are also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. Finally, each of the component Programs is intended to qualify as a separate “plan, program, or arrangement” for purposes of 4 U.S.C. 114, thus making payments under the 401(k) Supplemental Program subject to state income tax solely of the state in which the recipient of the payment resides or is domiciled at the time payment is made. Notwithstanding any other provision herein, this Plan and its component Programs shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2
DEFINITIONS

For purposes of the Plan and each component Program established under the Plan, the following terms or phrases shall have the following indicated meanings, unless the context clearly requires otherwise:

2.1    “401(k) Supplemental Program” means the component benefit program of this Plan attached hereto as Exhibit B.

2.2    “Account” or “Account Balance” means, for each Participant, the account or accounts established for his or her benefit under each Program, which records the credit on the records of the Employer equal to the amounts set aside under the Program and the deemed earnings, if any, credited to such account. The Account Balance shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan and its component Programs.

2.3    “Affiliated Company” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any entity otherwise designated as an Affiliated Company by the Company.

2.4    “Beneficiary” means that person or persons who become entitled to receive a distribution of benefits under the component Programs in the event of the death of a Participant prior to the distribution of all benefits to which he or she is entitled.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Change in Control” shall be deemed to have occurred if: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) before any such payment can be made.

2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means the Compensation Committee of the Board or such other person or entity to which any responsibilities may be delegated by such Committee.

2.9    “Common Stock” means the no par value common stock of the Company.

2.10    “Company” means QEP Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.11    “Compensation” means:

(a)    Deferred Compensation Program. For purposes of the Deferred Compensation Program, the total earnings paid by an Employer to an Employee and properly reportable on IRS Form W-2 for the applicable Plan Year (including payments under annual incentive compensation plans) and all amounts that are not included in such Employee's gross income for federal income tax purposes solely on account of his or her election to have compensation reduced pursuant to the Plan, a qualified cash or deferred arrangement described in Section 401(k) of the Code, a cafeteria plan as defined in Section 125 of the Code, or a qualified transportation fringe benefit plan as defined in Section 132(f)(4) of the Code, but excluding cash incentive payments for performance periods of greater than one year and the following other forms of compensation: the Employer's cost for any public or private employee benefit plan, any income recognized by the Employee as a result of exercising stock options, moving expenses, the value of restricted stock and any dividends paid on such shares, loan forgiveness, welfare benefits, and severance payments.

(b)    401(k) Supplemental Program. For purposes of the 401(k) Supplemental Program, the same meaning as in paragraph (a) above, but excluding any Deferral Contributions made to the Deferred Compensation Program.

2.12    “Compensation Limit” means the annual limit of compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Code, as adjusted from time to time.

2.13    “Deferral Contributions” means that portion of a Participant's Compensation that is deferred by a Participant pursuant to the Programs.

2.14    “Deferred Compensation Program” means the component benefit program of this Plan attached hereto as Exhibit A.

2.15    “Deferred Compensation Sub-Account” means the sub-account described in Section 5.1 of the Deferred Compensation Program.

2.16    “Disability” means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as described in Treas. Reg. Section 1.409A-3(i)(4)(i)(A). A Participant shall not be considered to be disabled unless the Participant furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under, or applicable to, Code Section 409A.

2.17    “Eligible Employee” means any Employee who meets the eligibility requirements set forth in the applicable Program.

2.18    “Employee” means any individual who is among a select group of management or highly compensated employees (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of an Employer.

2.19    “Employer” means the Company and each Affiliated Company that consents to the adoption of the Plan.

2.20    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.21    “Fair Market Value” means the closing benchmark price of the Company's Common Stock as reported on the composite tape of the New York Stock Exchange for any given valuation date, or if the Common Stock shall not have been traded on such date, the closing price on the next preceding day on which a sale occurred.

2.22    “Investment Plan” means the QEP Resources, Inc. Employee Investment Plan, as amended from time to time, or any successor plan.

2.23    “Matching Contributions” means Employer contribution amounts credited to Participants under the Deferred Compensation Program and 401(k) Supplemental Program in addition to (and made on account of) the Participants' Deferral Contributions under such Programs.

2.24    “Matching Contribution Sub-Account” means the sub-account described in Section 5.1 of the Deferred Compensation Program.

2.25    “Participant” means any individual who has commenced participation in the Plan and any of its component Programs in accordance with Article 3.

2.26    “Plan” or “Wrap Plan” means this QEP Resources, Inc. Deferred Compensation Wrap Plan, as amended or restated from time to time.

2.27    “Plan Year” means the calendar year.

2.28    “Program” means the Deferred Compensation Program and the 401(k) Supplemental Program, or either of them, as the context may require.

2.29    “Separation from Service” means a Participant's termination or deemed termination from employment with the Employer.  For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his Employer under an applicable statute or by contract.  For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.  If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six-month period.  For purposes of this Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (i) the Participant and Employer reasonably anticipate the Participant will perform no further services for the Company or an Affiliate (whether as an employee or an independent contractor), or (ii) that the level of bona fide services the Participant will perform for the Company or any Affiliate (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company or an Affiliate for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor.  The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation section 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

2.30    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant, the Participant's spouse, Beneficiary or dependant (within the meaning of section 152 of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); (b) the loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3
ELIGIBILITY; PARTICIPATION

3.1    Eligibility. Eligibility to participate in the Plan shall be determined for each program as provided in Article 2 thereof.

3.2    Enrollment and Commencement of Deferrals. Except as provided below with regard to automatic enrollment in the 401(k) Supplemental Program, each Eligible Employee who wishes to participate in the Plan for a Plan Year must make an irrevocable election to make Deferral Contributions for the Plan Year by timely completing, executing, and returning to the Committee such election forms or other enrollment materials, including electronic enrollment, as the Committee requires on or prior to December 31st of the prior Plan Year, or such other earlier date as the Committee establishes in its sole and absolute discretion.

If an Eligible Employee fails to timely complete, execute and return such election forms or other enrollment materials, the Eligible Employee shall be automatically enrolled in the 401(k) Supplemental Program as provided in Section 4.1(a), but shall not participate in the Deferred Compensation Program until the first day of the first Plan Year beginning after the date on which he or she timely completes, executes and returns such election forms or other enrollment materials to the Committee.

3.3    Failure of Eligibility. If the Committee determines, in its sole and absolute discretion, that any Participant should no longer qualify to participate, the Participant shall cease to be an active Participant in the Plan and future contributions to the Plan made by or on behalf of the Participant shall cease as of the date of such determination by the Committee. The Committee's determination hereunder shall be final and binding on all persons.

ARTICLE 4
ELECTIONS

4.1    Deferral Elections.    Any deferral election under the Plan and its component Programs shall be made in accordance with Section 409A(a)(4)(B) of the Code and the regulations thereunder.

(a)    First Year of Plan Participation. In connection with a Participant's enrollment in the Plan pursuant to Section 3.2, the Participant shall make an irrevocable election to defer Compensation in accordance with the terms of the component Programs for which he or she is eligible, which election shall apply to the Plan Year in which the Participant commences participation. A Participant may elect to defer Compensation only with respect to services performed for periods following the date of such election. The Participant's initial deferral election under this Section 4.1(a) shall continue to apply for all succeeding Plan Years unless and until revoked or modified pursuant to Section 4.1(b), below. If the Participant fails to timely complete, execute and return such forms or other enrollment materials as required by the Committee in accordance with Section 3.2, then the Participant shall be deemed to have elected to make the Deferral Contributions permitted under the 401(k) Supplemental Program for the Plan Year in which the Participant commences participation and shall not be permitted to make any Deferral Contributions under the Deferred Compensation Program for such Plan Year.
(b)    Subsequent Plan Years. For each succeeding Plan Year, the Participant may, prior to December 31st of the immediately preceding Plan Year (or such earlier deadline as is established by the Committee in its sole discretion) make an irrevocable election to initially defer Compensation under the Deferred Compensation Program for succeeding Plan Years, or to modify or revoke his or her existing elections to defer Compensation under either or both of the Programs for succeeding Plan Years. All such elections shall be made in accordance with the terms of the Programs and shall remain in effect for all succeeding Plan Years unless timely revoked or modified by the Participant in accordance with this Section.

Any such modification shall apply prospectively only and shall not apply to Compensation previously deferred under either or both of the Programs.
(c)    Performance-Based Compensation. The Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to Compensation that constitutes “performance-based compensation” (as defined in Treas. Reg. Section 1.409A-1(e)) may be made no later than six (6) months before the end of the performance service period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date upon which the Participant makes a deferral election for such compensation; provided, further that in no event shall an election to defer performance-based compensation be permitted after such compensation has become readily ascertainable. Any deferral election under this Section 4.1(c) shall be made in accordance with Treas. Reg. Section 1.409A-2(a)(8).

(d)    Compensation Subject to Risk of Forfeiture. With respect to
Compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right to such payment, the Committee may, in its sole discretion, determine that an irrevocable election to defer such Compensation may be made no later than the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. Any deferral election under this Section 4.1(d) shall be made in accordance with Treas. Reg. Section 1.409A-2(a)(5).

Any election(s) made in accordance with this Section shall be irrevocable; provided, however, that if the Committee permits Participants to make a deferral election for “performance-based compensation” or “compensation subject to a substantial risk of forfeiture” by the deadline(s) described above, it may, in its sole discretion, and in accordance with Code Section 409A and related Treasury guidance or regulations, permit a Participant to subsequently change his or her elections for such Compensation no later than the deadlines established by the Committee pursuant to Section 4.1(c) or 4.1(d), above.

4.2    Elections as to Time and Form of Payment.    In connection with a Participant's enrollment in the Plan pursuant to Section 3.2, the Participant shall also make the following elections with respect to each Program under the Plan:
(a)    Deferred Compensation Program. If eligible to participate in the Deferred Compensation Program for the Plan Year in which the Participant commences participation under the Plan, the Participant shall make an irrevocable election (from the options available under Article 6 below) as to the time and form of payment of all deferrals (in the form of Deferral and/or Matching Contributions) credited to his or her Account under the Deferred Compensation Program for such Plan Year (including earnings thereon). If the Participant fails to make such election, or such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the Participant shall be deemed to have elected to receive a lump sum distribution as soon as legally and administratively practicable following the earliest to occur of the Participant's (i) Separation from Service, (ii) Disability, or (iii) death. Except in the case of an election to receive an in-service distribution pursuant to Section 6.1(b)(iii), the Participant's election (or deemed election) shall continue to apply for succeeding Plan Years unless and until the election is modified pursuant to Section 4.2(c), below.
(b)    401(k) Supplemental Program. The Participant shall make an irrevocable election as to the time and form of payment of all deferrals (in the form of Deferral and/or Matching Contributions) credited to his or her Account Balance under the 401(k) Supplemental Program from the options available under Section 6 below. If the Participant fails to make such election, or if such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the Participant shall be deemed to have elected to receive a lump-sum distribution as soon as legally and administratively practicable following the earliest to occur of the Participant's (i) Separation From Service, (ii) Disability, or (iii) death.

(c)    A Participant may make an irrevocable election to modify his or her existing elections as to the time and form of payment of any future Deferral or Matching Contributions credited to his or her Account Balance (and related earnings) under either or both of the Programs for succeeding Plan Years. Such election shall be made in accordance with the terms of the Deferred Compensation Program and 401(k) Supplemental Program and Article 6 below, and except in the case of an election to receive an in-service distribution pursuant to Section 6.1(b)(iii), which election must be made separately for each Plan Year, the election shall remain in effect for all succeeding Plan Years unless and until timely modified by the Participant in accordance with this Section. Any such modification shall apply prospectively only and shall not apply to Deferral or Matching Contributions previously credited under the Program (or any earnings thereon).

4.3    Election Forms. All elections shall be made on forms, including electronic forms, provided by the Committee and must be filed with the Company's Vice President of Human Resources in order to be valid.
ARTICLE 5
ACCOUNT STATEMENTS

At least once a year within 60 days after the end of each Plan Year, a statement shall be sent to each Participant showing his or her Account Balance for each Program as of the last day of the Plan Year. The statement shall also include the Deferral Contributions made by the Participant to each Program for the Plan Year, along with any Matching Contributions credited to the Participant's Account Balances and the investment gains or losses (including reinvested dividends) credited during the Plan Year.

ARTICLE 6
DISTRIBUTIONS

6.1    Permissible Times and Forms of Payments. A Participant may elect to receive his or her Account under the Deferred Compensation Program or his or her Account under the 401(k) Supplemental Program pursuant to an election form filed in accordance with Article 4 at the following times and in the following forms:

(a)    Time of Distribution. A Participant may elect to receive a distribution as of the date of, or at a designated anniversary date following, the first to occur of the Participant's Disability, Separation from Service, death or in the case of a distribution from the Participant's Deferred Compensation Sub-Account, at a designated time or times specified by the Participant in his or her election forms, which shall not be earlier than 24 months from the date of deferral of the amount to be distributed.

(b)    Form of Distribution. A Participant may elect to receive a distribution of his or her Account in any of the following forms:

(i)	a single lump sum;

(ii)	up to ten (10) annual installments; or

(iii)    in the case of an in-service distribution from a Participant's Deferred Compensation Sub-Account a single lump sum of the entire Account Balance attributable to the Participant's Deferral Contributions made in one or more Plan Years, as designated by the Participant.

(c)    Subsequent Deferrals. Notwithstanding an actual or deemed election as to the timing of the distribution of a Participant's Account, at such times and in such manner as the Committee may determine, a Participant may make an irrevocable election to delay the payment, or the commencement of payment, of his or her Account, but only if such election (i) is made not less than 12 months before the date the payment or commencement of installment payments is scheduled to be paid or to begin; (ii) shall not take effect until at least 12 months after the date the election is made; and (iii) relating to a payment not being made on account of death, Disability or an Unforeseeable Emergency, delays the payment or commencement of payments for a period of at least five years from the date the payment or series of payments was scheduled to be paid or begin.

(d)    Unforeseeable Emergency Distributions. A participant may request that a distribution of amounts credited to his Account may be made due to an Unforeseeable Emergency.

(i)In no event shall a distribution due to an Unforeseeable Emergency exceed the balance of the Participant's Account, determined as of the end of the month immediately preceding the date of the distribution, less any amounts distributed from or charged to the Participant Account since such date. The Committee may promulgate uniform rules regarding the effective date of any distribution, minimum amounts to be distributed and the frequency of distributions.
(ii)A distribution may be made pursuant to this Section 6.1(d) due to an Unforeseeable Emergency only if the Participant satisfies the Committee that the Participant has an Unforeseeable Emergency and that the distribution is reasonably necessary in order to satisfy the Unforeseeable Emergency.
(iii)A distribution because of an Unforeseeable Emergency may be made for one of the reasons listed in subparagraphs (A) through (C) of this paragraph (iii):
(A)Medical expenses, including non-refundable deductibles and the cost of prescription drugs; or
(B)The need to pay for funeral expenses of a spouse, Beneficiary or a dependent as defined; or
(C)The need to prevent the imminent eviction of the Participant from his principal residence or foreclosure on the mortgage on the Participant's principal residence.
(iv)A distribution will be considered to be reasonably necessary to satisfy an emergency need of a Participant only if the need may not be satisfied from other resources that are reasonably available to the Participant and the distribution does not exceed the amount needed to satisfy the need. The Committee shall consider all relevant facts and circumstances in determining whether a distribution is necessary in order to satisfy an emergency need. Generally, a distribution shall be deemed necessary if the Participant demonstrates to the Committee that the need cannot be relieved through reimbursement or compensation from insurance or otherwise, by the liquidation of the Participant's assets (to the extent that such liquidation would not itself cause severe financial hardship) or by cessation of Deferral Contributions under the Plan. A distribution will be deemed to be reasonably necessary to satisfy the emergency need of a Participant only if the distribution is not in excess of the amount reasonable necessary to satisfy the emergency need of the Participant (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution).
6.2    Change in Control. Notwithstanding any election made by the Participant under Section 6.1, in the event of a Change in Control, all amounts then credited to the Participant's Account shall be distributed to the Participant in a single lump sum within 60 days following the date of such Change in Control.

6.3    Calculation of Distributions.

(a)    Lump Sum. All lump sum distributions shall be based on the value of the Participant's Account as of a valuation date as soon as administratively feasible preceding the date distribution is made, in accordance with rules established by the administrator.

(b)    Installment Distributions. Under an installment payout, the amount to be distributed in each installment payment shall be determined by dividing the value of the Participant's Accounts being paid in installments as of a valuation date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the administrator.  In the event of the death of the Participant prior to the full payment of his Accounts being paid in installments, payments will continue to be made to his Beneficiary in the same manner as would have been payable to the Participant.

6.4    Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no distribution shall be made to a Participant under the Plan on account of the Participant's Separation from Service during the 6-month period following such Separation from Service to the extent that the Company determines that the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder) at the time of such Separation from Service and that paying such amounts at the time or times indicated in the Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of the Participant's death), a lump-sum distribution shall be made to the Participant under the Plan equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

6.5    Method of Payment. All payments under the Plan shall be made in cash.

ARTICLE 7
ADMINISTRATION

7.1    Committee to Administer and Interpret Plan and Component Programs. The Committee or its designee shall administer the Plan and its component Programs and shall have all discretion and power necessary for that purpose. The Committee shall have the discretion, authority, and power to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and its component Programs and (ii) decide or resolve any and all questions that may arise in connection with this Plan and its component Programs, including interpretations of the Plan and its component Programs and determinations of eligibility to participate and to receive distributions under the Plan and its component Programs. Any individual serving on the Committee, or anyone delegated responsibilities by the Committee, shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information supplied by a Participant, Beneficiary, or the Employer, as the case may be. The Committee shall maintain all records of the Plan and its component Programs.
7.2    Agents. In the administration of this Plan and its component Programs, the Committee may, from time to time, employ agents (including officers and other employees of the Company) and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
7.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and its component Programs and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan and its component Programs.

7.4    Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any employee to whom duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan and its component Programs, except in the case of willful misconduct by the Committee, any of its members, or any such employee.
7.5    Agent for Legal Process. The Committee shall be agent of the Plan and its component Programs for service of all legal process.

ARTICLE 8
CLAIMS PROCEDURE

8.1    Filing a Claim. All claims under this Plan and its component Programs shall be filed in writing or electronically by the Participant, his or her Beneficiary, or the authorized representative of either, by completing the procedures that the Committee requires. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information. All claims shall be filed in writing or electronically with the Committee according to the Committee's procedures no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

8.2    Review of Initial Claim.
(a)    Initial Period for Review of the Claim. The Committee shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Committee to the claimant within a reasonable time after the claim is filed but not later than ninety (90) days after the Committee receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific Plan or Program provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, and a description of the Plan's review procedures, including the applicable time limits and a statement of the claimant's right to bring a civil action under ERISA section 502(a) following a denial of the appeal.
(b)    Extension. If the Committee determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed ninety (90) days. The notice shall be given before the expiration of the ninety (90) day period described in Section 8.2(a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.
8.3    Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents, and may submit issues or comments in writing. The claimant must request a review within a reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than sixty (60) days.
8.4    Review of Appeal.
(a)    Initial Period for Review of the Appeal. The Committee shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not to exceed sixty (60) days from the receipt of the appeal by the Committee. The claimant shall be notified of the Committee's decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific Plan or Program provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim, and a statement of the claimant's right to bring a civil action under ERISA section 502(a) following a denial of the appeal.
(b)    Extension. If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed sixty (60) days. The notice shall be given before the expiration of the sixty (60) day period described in Section 8.4(a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.
8.5    Form of Notice to Claimant. The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated to be understood by the claimant. If the notice is given electronically, it shall comply with the requirements of Department of Labor Regulation Section 2520.104b-1(c)(1)(i), (iii), and (iv).
8.6    Discretionary Authority of Committee. The Committee shall have full discretionary authority to determine eligibility, status, and the rights of all individuals under the Plan and its component Programs, to construe any and all terms of the Plan and its component Programs, and to find and construe all facts.
ARTICLE 9
AMENDMENT AND TERMINATION OF PLAN

The Board may at any time amend, modify, or terminate this Plan and its component Programs; provided, however, that no such amendment may reduce any Participant's Account Balances under the Plan or any component Program as it existed prior to the date of such amendment or termination.

ARTICLE 10
MISCELLANEOUS

10.1    Source of Payments. Each participating Employer will pay all benefits for its Employees arising under this Plan and its component Programs, and all costs, charges and expenses relating to such benefits, out of its general assets.

10.2    No Assignment or Alienation.

(a)    General. Except as provided in subsection (b) below, the benefits provided for in this Plan and its component Programs shall not be anticipated, assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any Beneficiary to anticipate, assign or alienate any portion of the benefits provided for in this Plan or its component Programs shall be null and void.

(b)    Exception: DRO. The restrictions of subsection (a) shall not apply to a distribution to an “alternate payee” (as defined in Code Section 414(p)) pursuant to a “domestic relations order” (“DRO”) within the meaning of Code Section 414(p)(1)(B). The Committee shall have the discretion, power, and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Committee shall direct the Employer to distribute to the alternate payee or payees named in the DRO, as directed by the DRO.
10.3    Beneficiaries. A Participant shall have the right, in accordance with forms and procedures established by the Committee, to designate one or more beneficiaries to receive some or all amounts payable under each of the component Programs after the Participant's death. The Participant need not designate the same Beneficiary for each Program under the Plan. In the absence of an effective beneficiary designation, all payments shall be made to the beneficiary designated by the Participant (or deemed by law to be designated) under the terms of the Investment Plan.

10.4    No Creation of Rights. Nothing in this Plan or its component Programs shall confer upon any Participant the right to continue as an Employee of an Employer. The right of a Participant to receive a cash distribution shall be an unsecured claim against the general assets of his or her Employer. Nothing contained in this Plan or its component Programs nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, Beneficiaries, or any other persons. All Accounts under the Plan and its component Programs shall be maintained for bookkeeping purposes only and shall not represent a claim against specific assets of any Employer.

10.5    Furnishing Information. A Participant or his or her Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and its component Programs and the payment of benefits thereunder.

10.6    Payments to Incompetents. If the Committee determines in its discretion that a benefit under this Plan or any of its component Programs is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan and its component Programs for such payment amount.

10.7    Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.

10.8    Code Section 409A Savings Clause. The payments and benefits provided under the Plan and its component Programs are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Article 9 hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right adopt such amendments to this Plan and its component Programs or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10.8 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

10.9    Attorney Fees; Interest. The Company agrees to pay as incurred, to the full extent permitted by law all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others following a Change in Control regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious. To the extent that any payments or reimbursements provided to the Participant under this Section are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant's right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.10    Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefits under this Plan or any of its component Programs becomes subject to federal income tax with respect to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable, or such lesser amount as may be permitted by Code Section 409A. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit or such lesser amount as may be permitted by Code Section 409A (which amount shall not exceed a Participant's unpaid Account Balances). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan and its component Programs. Any distribution under this Section 10.10 must meet the requirements of Code Section 409A and related Treasury guidance or Regulations.

10.11    Governing Law. To the extent not preempted by federal law, this Plan and its component Programs shall be governed by the laws of the State of Colorado without regard to conflicts of law principles.

I hereby certify that this revised QEP Resources, Inc. Deferred Compensation Wrap Plan was duly adopted by the Board of Directors of QEP Resources, Inc. on January 28, 2013.

Executed on this 31st day of January, 2013.

By:        /s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A

DEFERRED COMPENSATION PROGRAM

a component Program of the
QEP Resources, Inc. Deferred Compensation Wrap Plan
QEP RESOURCES, INC.
DEFERRED COMPENSATION PROGRAM

ARTICLE 1
INTRODUCTION

1.1    Establishment of Program. The Company hereby establishes this revised Deferred Compensation Program under the Wrap Plan, as of January 1, 2012. Unless otherwise defined herein, all capitalized terms herein shall the meanings set forth in the QEP Resources, Inc. Deferred Compensation Wrap Plan.

1.2    Purpose. The purposes of the Deferred Compensation Program are (i) to provide Participants with the opportunity to defer receipt of specified portions of their annual Compensation including Bonuses in order to reduce current taxable income and to provide for future financial needs, and (ii) to provide a benefit to each Participant approximately equal to the benefit the Participant would have received under the Investment Plan if the Participant did not elect to defer Compensation under the Deferred Compensation Program but instead contributed an applicable portion of such amount to the Investment Plan.

ARTICLE 2
PARTICIPATION; ELECTIONS

2.1    Participation. An Employee shall be an Eligible Employee for purposes of this Program if he or she is in a salary classification designated by the Committee as eligible to participate in the Program for a Plan Year or is otherwise designated as an Eligible Employee by the Committee.

2.2    Elections. Each Participant shall make elections with regard to the deferral of Compensation and the time and form of payments under the Deferred Compensation Program in accordance with Articles 4 and 6 of the Wrap Plan.

ARTICLE 3
DEFERRAL CONTRIBUTIONS

Each Plan Year, a Participant, electing to defer Compensation under the Deferred Compensation Program for such Plan Year may defer up to a maximum of 50% of his or her Compensation for such Plan Year, or such larger percentage of Compensation or a component thereof as may be designated by the Committee for a Plan Year.

ARTICLE 4
MATCHING CONTRIBUTIONS

4.1    Determination of Matching Contributions. A Participant who makes Deferral Contributions to the Deferred Compensation Program for a Plan Year may receive a Matching Contribution. The Committee will determine annually the amount, if any, of the Matching Contribution.
4.2    Vesting. A Participant shall be fully vested at all times in the portion of his or her Account attributable to Deferral Contributions and shall be vested in the portion of his or her Account attributable to Matching Contributions to the same extent as such Participant is vested in any matching contributions under the Investment Plan.

ARTICLE 5
ACCOUNTS; DEEMED INVESTMENTS

5.1    Accounts. The Committee shall establish an Account for each Participant with at least two sub-accounts as follows:

(a)    a Deferred Compensation Sub-Account which shall reflect all Deferral Contributions made by the Participant for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein;

(b)    a Matching Contribution Sub-Account which shall reflect all Company Matching Contributions made under the Deferred Compensation Program for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein.

The Committee shall establish such other sub-accounts as it deems necessary or desirable for the proper administration of the Deferred Compensation Program. Amounts deferred by a Participant under the Deferred Compensation Program shall be credited to the Participant's Account as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.
5.2    Status of Accounts. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under the Deferred Compensation Program, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Employer, subject to the claims of its general creditors.

5.3    Deemed Investment of Amounts Deferred.

(a)    Deferred Compensation Program. In connection with his or her enrollment in the Deferred Compensation Program, a Participant may elect to have earnings, gains, or losses with respect to his or her Matching Contribution Sub-Account and Deferred Compensation Sub-Account calculated based on the deemed investment alternatives below, in increments of 1%. In the event the Participant fails to make an election regarding the deemed investment of his or her Matching Contribution Sub-Account and Deferred Compensation Sub-Account, the Participant shall be deemed to have elected to invest 100% of his or her Matching Contribution Sub-Account and Deferred Compensation Sub-Account in the Money Market Fund within Investment Option (as described below). The Participant's investment election shall continue in effect unless and until modified by the Participant. Any such modification shall apply prospectively and may apply to amounts previously deferred under the Deferred Compensation Program (and related earnings).

(b)    Common Stock Option. Any portion of the Matching Contribution Sub-Account and Deferred Compensation Sub-Account deemed invested under this option (the “Common Stock Option”) shall be accounted for as if invested in shares of Common Stock purchased at Fair Market Value on the date on which a Deferral Contribution is credited to the Participant's Account. The Participant's Matching Contribution Sub-Account and Deferred Compensation Sub-Account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at Fair Market Value on the dividend payment date. The Committee may prescribe such limitations as it deems advisable in its sole discretion on a Participant's deemed investment in the Common Stock Option.

(c)    Investment Options. Any portion of the Matching Contribution Sub-Account and Deferred Compensation Sub-Account deemed invested under this option (the “Investment Option”) shall be deemed invested in one or more of the investment options made available from time to time for Participants under the Plan. Each such deemed investment shall be credited or debited with earnings or losses as if the amount invested had been invested in the applicable investment fund made available by the Committee.

ARTICLE 6
DISTRIBUTIONS

All distributions of a Participant's Account under the Deferred Compensation Program shall be made in accordance with the Participant's election(s) (or deemed election(s)) under Articles 4 and 6 of the Wrap Plan.

Exhibit B

401(k) SUPPLEMENTAL PROGRAM

a component Program of the
QEP Resources, Inc. Deferred Compensation Wrap Plan

QEP RESOURCES, INC.
401(k) SUPPLEMENTAL PROGRAM

ARTICLE 1
INTRODUCTION

1.1    Establishment of Program. The Company hereby establishes this revised 401(k) Supplemental Program under the Wrap Plan, as of January 1, 2012. Unless otherwise defined herein, all capitalized terms herein shall the meanings set forth in the QEP Resources, Inc. Deferred Compensation Wrap Plan.

1.2    Purpose. The purpose of the 401(k) Supplemental Program is to provide a benefit to a Participant approximately equal to the benefit that the Participant would have received under the Investment Plan if the Compensation Limit were inapplicable.

ARTICLE 2
PARTICIPATION; ELECTIONS

2.1    Participation.
An Employee shall be an Eligible Employee for purposes of this Program if he or she is in a salary classification designated by the Committee as eligible to participate in the Program for a Plan Year or is otherwise designated as an Eligible Employee by the Committee and will receive Compensation in excess of a threshold established by the Committee. An Employee shall begin participation in the 401(k) Supplemental Program on the date in any Plan Year that the Employee first receives Compensation in excess of the Compensation Limit or on a date in any Plan Year as otherwise determined by the Compensation Committee.

2.2    Elections. Each Participant shall make elections with regard to the deferral of Compensation and the time and form of payments under the 401(k) Supplemental Program in accordance with Articles 4 and 6 of the Wrap Plan.

ARTICLE 3
DEFERRAL CONTRIBUTIONS

Each Plan Year, a Participant electing to defer Compensation under the 401(k) Supplemental Program must defer a percentage of his or her compensation equal to the company matching contributions as determined for the Investment Plan commencing on the date the Participant is deemed eligible to begin participation in the Program. .

ARTICLE 4
MATCHING CONTRIBUTIONS

4.1    Amount of Matching Contributions. A Participant who makes Deferral Contributions to the 401(k) Supplemental Program for a Plan Year shall be entitled to a Matching Contribution for such Plan Year in an amount equal to the amount deferred by the Participant.

4.2    Vesting. A Participant shall be fully vested at all times in the portion of his or her Account attributable to Deferral Contributions and shall be vested in the portion of his or her Account attributable to Matching Contributions to the same extent as such Participant is vested in any matching contributions under the Investment Plan.

ARTICLE 5
ACCOUNTS; DEEMED INVESTMENTS

5.1    Accounts. The Committee shall establish an Account and sub-accounts for each Participant as are necessary for the proper administration of the 401(k) Supplemental Program. Such Accounts shall reflect Deferral Contributions and Matching Contributions made by or on behalf of the Participant, together with any adjustments for income, gain or loss and any payments from the Account as provided herein. Deferral Contributions and related Matching Contributions shall be credited to the Participant's Account as soon as administratively practicable after the Deferral Contribution would have otherwise been paid to the Participant.

5.2    Status of Accounts. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under the 401(k) Supplemental Program, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Employer, subject to the claims of its general creditors.

5.3    Deemed Investment of Accounts in 401(k) Supplemental Program.

(a)    401(k) Supplemental Program. In connection with his or her enrollment in the 401(k) Supplemental Program, a Participant may elect to have earnings, gains, or losses with respect to his or her Matching Contributions and Deferral Contributions Accounts calculated based on the deemed investment alternatives below, in increments of 1%. In the event the Participant fails to make an election regarding the deemed investment of his or her Matching Contributions and Deferral Contributions, the Participant shall be deemed to have elected to invest 100% of his or her Matching Contributions and Deferral Contributions in the Money Market Fund within Investment Option (as described below). The Participant's investment election shall continue in effect unless and until modified by the Participant. Any such modification shall apply prospectively and may apply to amounts previously deferred under the 401(k) Supplemental Program (and related earnings).

(b)    Common Stock Option. Any portion of the Matching Contributions Account and Deferral Contributions Account deemed invested under this option (the “Common Stock Option”) shall be accounted for as if invested in shares of Common Stock purchased at Fair Market Value on the date on which a Matching Contribution or a Deferral Contribution is credited to the Participant's Account. The Participant's Matching Contributions Account and Deferral Contributions Account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at Fair Market Value on the dividend payment date. The Committee may prescribe such limitations as it deems advisable in its sole discretion on a Participant's deemed investment in the Common Stock Option.

(c)    Investment Plan Options. Any portion of the Matching Contributions Account or Deferral Contributions Account deemed invested under this option (the “Investment Plan Option”) shall be deemed invested in one or more of the investment options made available from time to time for Participants under the Plan. Each such deemed investment shall be credited or debited with earnings or losses as if the amount invested had been invested in the underlying fund in the Investment Plan.

ARTICLE 6
DISTRIBUTIONS

All distributions of a Participant's Account under the 401(k) Supplemental Program shall be made in accordance with the Participant's election(s) (or deemed election(s)) under Articles 4 and 6 of the Wrap Plan.